Exhibit 99.1

(1)          This Statement on Form 4 reflects the settlement on June 11, 2012 of 4,305.2577 restricted stock units previously granted by Noranda Aluminum Holdings Corporation (the “Issuer”) to Apollo Alternative Assets, L.P. (“Alternative Assets”).  The restricted stock units vested on June 8, 2012.  In connection with the settlement, Alternative Assets received a cash payment from the Issuer of $7.91 for each such restricted stock unit.  The restricted stock units that were settled on June 11, 2012 included 15.8877 cash-settled restricted stock units granted by the Issuer to Alternative Assets on March 21, 2012 and 20.8993 cash-settled restricted stock units granted by the Issuer to Alternative Assets on May 30, 2012, in connection with a recurring cash dividend, payable quarterly, of $0.04 per share on the outstanding shares of the Issuer’s common stock.  These grants of cash-settled restricted stock units were made to Alternative Assets in lieu of cash dividends with respect to cash-settled restricted stock units held by Alternative Assets and as such were exempt under Rule 16a-9.  The cash-settled restricted stock units were held by Alternative Assets for its own benefit.

Apollo International Management, L.P. (“Intl Management”) is the managing general partner of Alternative Assets, and Apollo International Management GP, LLC (“International GP”) is the general partner of Intl Management.  Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of International GP.  Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings.  Leon Black, Joshua Harris and Marc Rowan are the managers, as well as principal executive officers, of Management Holdings GP.  Each of Intl Management, International GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan, disclaims beneficial ownership of any of the restricted stock units granted to Alternative Assets, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity or person is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address for Alternative Assets is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The address for Intl Management, International GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 W. 57th Street, 43rd Floor, New York, New York 10019.